EXHIBIT 10.1
AMENDMENT NO. 6 TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
AMENDMENT NO. 6 dated as of October 29, 2010 (“Amendment”) between VIRCO MFG. CORPORATION, a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”), amending the Second Amended and Restated Credit Agreement dated as of March 12, 2008 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) between the Borrower and the Bank. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
WHEREAS, subject to the satisfaction of the conditions set forth herein, the Borrower and the Bank have agreed to certain amendments to the Credit Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendment to Section 1.1(b) of the Credit Agreement. Section 1.1(b) of the Credit Agreement hereby is amended by deleting the number “$10,000,000” appearing in the first sentence thereof and replacing it with “$2,500,000.”
Section 2. Amendment to Section 5.8 of the Credit Agreement. Section 5.8 of the Credit Agreement hereby is amended and restated in its entirety as follows:
Section 5.8 Dividends, Distributions.
Make any distribution or declare or pay any dividends (in cash or other property, including stock of Borrower) on, or purchase, acquire, redeem, or retire any of Borrower’s stock, of any class, whether now or hereafter outstanding (each, a “Restricted Payment”); provided, however, that the Borrower may make Restricted Payments in an aggregate amount in any fiscal year not to exceed $1,750,000 so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) Borrower shall have delivered to Bank a Compliance Certificate, duly executed by the chief financial officer of Borrower, demonstrating that Borrower shall be in pro forma compliance with Sections 5.11 and 5.13 after giving effect to the subject Restricted Payment and (c) immediately after giving effect to any such Restricted Payment, Availability is not less than $5,000,000.
Section 3. Amendment to Section 5.10 of the Credit Agreement. Section 5.10 of the Credit Agreement hereby is amended by deleting the number “$10,000,000” appearing therein and replacing it with “$2,500,000.”
Section 4. Amendment to Section 5.11 of the Credit Agreement. Section 5.11 of the Credit Agreement hereby is amended and restated in its entirety as follows:
Section 5.11 Minimum Net Income.
For each fiscal quarter of the Borrower permit Net Income plus federal, local and state income taxes as of the end of such fiscal quarter to be less than the amount set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Minimum Net Income
October 31, 2010	$(700,000)
January 31, 2011	$(6,100,000)
April 30, 2011	$(5,600,000)
July 31, 2011	$6,200,000
October 31, 2011	$2,900,000
January 31, 2012	$(4,800,000)

For the fiscal year of the Borrower ended January 31, 2011, permit Net Income plus federal, local and state income taxes as of the end of such fiscal year to be less than $(8,200,000), and for any fiscal year of the Borrower thereafter, permit Net Income plus federal, local and state income taxes as of the end of such fiscal year to be less than $1.00.
Section 5. Amendment to Section 5.12 of the Credit Agreement. Section 5.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Section 5.12. [Reserved].
Section 6. Amendment to Section 5.13 of the Credit Agreement. Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Section 5.13. Maximum Leverage Ratio.
Permit the Consolidated Leverage Ratio, measured as of the end of each fiscal quarter of each fiscal year, to be less than the required ratio set forth in the following table for the applicable fiscal quarter:

Applicable Fiscal Quarter	Maximum Leverage Ratio
Fiscal quarter ended January 31st of each fiscal year	1.25 to 1.00
Fiscal quarter ended April 30th of each fiscal year	1.75 to 1.00
Fiscal quarter ended July 31st of each fiscal year	1.75 to 1.00
Fiscal quarter ended October 31st of each fiscal year	1.25 to 1.00
Section 7. Amendment to Annex A to the Credit Agreement. (a) The following definitions appearing in Annex A to the Credit Agreement hereby are amended and restated as follows:
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) the total liabilities of Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP minus (ii) the aggregate outstanding Indebtedness of the Borrower and its subsidiaries that is subordinated to the Obligations hereunder plus (iii) the aggregate amount of reimbursement or other obligations of Borrower and its Subsidiaries in respect of letters of credit plus (iv) the aggregate amount of contingent obligations of the Borrower and its Subsidiaries, in each case outstanding as of such date to (b) Tangible Net Worth.
“Maximum Line of Credit Amount” means, as of any date of determination, an amount equal to:
for the period commencing on February 1st of each fiscal year through and including March 31st of such fiscal year, $35,000,000, for the period commencing on April 1st of each fiscal year through and including September 30th of such fiscal year, $45,000,000, for the period commencing on October 1st of each fiscal year through and including October 31st of such fiscal year, $35,000,000, and for the period commencing on November 1st of each fiscal year through and including January 31st of the subsequent fiscal year, $20,000,000.

(b) Annex A to the Credit Agreement hereby is hereby amended by adding the following definitions in appropriate alphabetical order:
“Tangible Net Worth” means, at any date, the consolidated stockholders’ equity of the Borrower and its Subsidiaries determined in accordance with GAAP, plus the aggregate outstanding Indebtedness of the Borrower and its subsidiaries that is subordinated to the Obligations hereunder, minus the aggregate amount of intangible assets of the Borrower and its Subsidiaries, determined in accordance with GAAP, minus the aggregate amount of receivables and Indebtedness owed to the Borrower or any Subsidiary thereof from an Affiliate of the Borrower or its Subsidiaries (other than the Borrower or any Subsidiary thereof).
Section 8. Amendment to Amended and Restated Line of Credit Note. Exhibit A (Form of Revolving Line of Credit Note) to the Credit Agreement is hereby deleted and replaced in its entirety with Exhibit A attached hereto.
Section 9. Amendment to Compliance Certificate. Exhibit B (Form of Compliance Certificate) to the Credit Agreement is hereby deleted and replaced in its entirety with Exhibit B attached hereto.
Section 10. Consent to Amendments. The Guarantor hereby acknowledges and consents to this Amendment, and affirms and acknowledges that the Guaranty and each other Loan Document to which it is a party remains in full force and effect and that such Person remains obligated thereunder without defense, offset or counterclaim of any kind whatsoever, as if such Guaranty or other Loan Document were executed and delivered to the Bank on the date hereof.
Section 11. Representations and Warranties. To induce the Bank to enter into this Amendment, the Borrower represents and warrants to the Bank that:
Representations and Warranties in Credit Agreement. Each of the representations and warranties of the Borrower and its Subsidiaries contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement (i) were true and correct when made and (ii) after giving effect to this Amendment, continue to be true and correct on the date hereof (except to the extent that such representations and warranties relate expressly to an earlier date).
Authority. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its obligations under this Amendment (i) are within its power and authority, (ii) have been duly authorized by all necessary proceedings, (iii) do not and will not conflict with or result in any breach or contravention or any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower so as to materially adversely affect the assets, business or any activity of the Borrower, (iv) do not conflict with any provision of the certificate of incorporation or bylaws of the Borrower or any agreement or other instrument binding upon the Borrower, (v) do not and will not require any waivers, consents or approvals by any of its creditors which have not been obtained, or (vi) do not and will not require any approval which has not been obtained.
Enforceability of Obligations. This Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
No Event of Default. No Event of Default or Default has occurred and is continuing.
Section 12. Conditions to Effectiveness. This Amendment shall become effective on the date when the following conditions precedent have been satisfied (the “Sixth Amendment Effective Date”):
The Borrower, the Guarantor and the Bank shall have delivered an executed counterpart of this Amendment.
The Borrower and the Guarantor shall have delivered to the Bank a certificate, signed by a duly appointed officer of such Person, dated as of the Sixth Amendment Effective Date, certifying as to the incumbency of such officer, and attaching or making certifications that no changes have been made to the copies last delivered to the Bank of, the Governing Documents of such Person and any resolutions of such Person approving the execution of this Amendment.

No Event of Default or Default shall have occurred and be continuing or would result after giving effect to the transactions contemplated hereby.
The representations and warranties set forth in Section 11 hereof shall be true and correct on the Sixth Amendment Effective Date.
No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against the Borrower, the Guarantor or the Bank.
The Borrower shall have paid all reasonable out-of-pocket costs and expenses of the Bank, to the extent invoices therefor have been presented.
All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to the Bank.
Section 13. Admissions and Acknowledgments. The Borrower and the Guarantor expressly acknowledges and agrees with each of the following:
That such Person does not dispute the validity or enforceability of any of the Loan Documents or any of their respective obligations under any of the foregoing, or the validity, priority, enforceability, scope or extent of any charge, Lien, security interest or any other encumbrance of the Bank in, on or against any of the Collateral in any judicial, administrative or other proceeding;
That such Person shall not challenge or dispute the validity of any of its obligations under the Loan Documents to which it is party or any other obligations incurred by such Person pursuant to the Loan Documents; and
That the Indebtedness evidenced by the Loan Documents is secured by first priority, non-avoidable, perfected, valid and enforceable liens on and security interests in the Collateral, subject only to Permitted Liens.
Section 14. Reference to and Effect on Loan Documents.
Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference in the other Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.
Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Bank under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
Nothing herein shall be deemed to entitle the Borrower or any Guarantor to a waiver, amendment, modification or other change of any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or difference circumstances.
This Amendment shall be a Loan Document for all purposes.
Section 15. Benefits of Amendment. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent contemplated by the Credit Agreement.
Section 16. Interpretation. The Article and Section headings used in this Amendment are for convenience of reference only and shall not affect the construction hereof.
Section 17. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment. Faxed signatures of this Amendment shall be binding for all purposes.
Section 18. Severability. If any provision of this Amendment shall be held to be invalid, illegal or unenforceable under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality and enforceability of such provision in any other jurisdiction.
Section 19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The arbitration provisions of Section 7.11 of the Credit Agreement are incorporated herein by reference.
Section 20. Expenses. The Borrower agrees to pay the reasonable out-of-pocket expenses of the Bank, including but not limited to the reasonable fees, charges and disbursements, including but not limited to the fees, charges and disbursements of Gibson, Dunn & Crutcher LLP, special counsel for the Bank, incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and any subsequent waiver, amendment or modification of the Credit Agreement or any other Loan Document and the security arrangements in connection herewith or therewith.
Section 21. No Course of Dealing. The execution and delivery of this Amendment shall not establish a course of dealing among the Bank, the Borrower and the Guarantors or in any other way obligate the Bank to hereafter provide any further amendments, waivers, or consents of any kind to the Borrower and the Guarantors.
Section 22. Arm’s Length Agreement. Each of the parties to this Amendment agrees and acknowledges that this Amendment has been negotiated in good faith, at arm’s length, and not by any means forbidden by law.
Section 23. Entire Agreement. This Amendment together with all other instruments, agreements, and certificates executed by the parties in connection herewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supercede all prior agreements, understandings, and inducements, whether express or implied, oral or written.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

VIRCO MFG. CORPORATION, as the Borrower
By:	/s/ Robert E. Dose
Name:	Robert E. Dose
Title:	Vice President — Finance, Secretary and Treasurer

VIRCO, INC., as the Guarantor
By:	/s/ Robert E. Dose
Name:	Robert E. Dose
Title:	Vice President — Finance, Secretary and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Mehdi Emrani
Name:	Mehdi Emrani
Title:	Vice President

EXHIBIT A
FORM OF
AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$45,000,000	West Covina, California
Original date: July 31, 2008, as
Amended and Restated on March 27, 2009
Amended and Restated as of: January 29, 2010
Amended as of July 30, 2010
Amended and Restated as of October 29, 2010
FOR VALUE RECEIVED, the undersigned VIRCO MFG. CORPORATION (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at San Gabriel Valley Regional Commercial Banking Office, 1000 Lakes Drive, Suite 250, West Covina, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Forty-Five Million Dollars ($45,000,000), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.
This Revolving Line of Credit Note (this “Note”) is the Line of Credit Note issued pursuant to the Second Amended and Restated Credit Agreement dated as of March 12, 2008 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) between Borrower and Bank. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined. Reference hereby is made to the Loan Documents for a description of the assets in which a Lien has been granted, the nature and extent of the security and the guaranties, the terms and conditions upon which the Liens and each guaranty were granted and the rights of the holder of this Note in respect thereof. This Note amends and restates in its entirety the Revolving Line of Credit Note issued by Borrower to the order of Bank on January 29, 2010 (as amended on July 30, 2010) pursuant to the Credit Agreement, which amended and restated in its entirety that certain Revolving Line of Credit Note issued by Borrower to the order of Bank on March 27, 2009 pursuant to the Credit Agreement, which amended and restated in its entirety that certain Revolving Line of Credit Note issued by Borrower to the order of Bank on July 31, 2008, and shall not constitute a novation, extinguishment or refinancing of the amounts outstanding on this date.
DEFINITIONS:
As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:
Reserved.
“Base Rate” means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be 1.50% above Daily One Month LIBOR, and (iii) the Federal Funds Rate plus 1.50%.
“Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

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Reserved.
“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR 100% – LIBOR Reserve Percentage
“Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to Daily One Month LIBOR, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.
“LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the term of this Note.
“Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.
INTEREST:
Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum equal to the Base Rate in effect from time to time plus 1.25%. Each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Bank.
Reserved.
Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any Governmental Authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any Governmental Authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing November 1, 2010.
Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

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BORROWING AND REPAYMENT:
Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount set forth above or such lesser amount as shall at any time be available hereunder, as set forth in the Credit Agreement. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on Line of Credit Termination Date.
Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Robert A. Virtue, Robert Dose, Doug Virtue or Bassey Yau, any one of them acting alone, who are authorized to request Advances and direct the disposition of any Advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to Advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request Advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an Advance is or has been authorized by Borrower.
Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.
PREPAYMENT:
Base Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate at any time, in any amount and without penalty.
Reserved.
The principal Indebtedness evidenced hereby shall be payable as follows and without set off, counterclaim or reduction of any kind:
the amount, if any, by which the LC Usage Amount at any time exceeds the lesser of the Maximum Line of Credit Amount or the Borrowing Base, in either case, at such date shall be payable immediately; and
the principal Indebtedness evidenced hereby shall be payable on the Line of Credit Termination Date
EVENTS OF DEFAULT:
Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.
MISCELLANEOUS:
Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.
Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

VIRCO MFG. CORPORATION
By:

Title:

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EXHIBIT B
FORM OF
COMPLIANCE CERTIFICATE
To: WELLS FARGO BANK, NATIONAL ASSOCIATION
This Compliance Certificate is delivered with reference to the Second Amended and Restated Credit Agreement dated as of March 12, 2008 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Credit Agreement”), between VIRCO MFG. CORPORATION, a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”). Terms defined in the Credit Agreement and not otherwise defined in this Compliance Certificate (this “Certificate”) shall have the meanings defined for them in the Credit Agreement. Section references herein relate to the Credit Agreement unless stated otherwise.
This Certificate is delivered in accordance with Section 4.3(f) of the Credit Agreement by the Chief Financial Officer of the Borrower. This Certificate is delivered with respect to the fiscal quarter ended _________________, _____ (the “Test Date”). Computations indicating compliance with respect to certain covenants set forth in the Credit Agreement are set forth below:
Section 5.2 — Capital Expenditures. The maximum additional investment in fixed assets in any fiscal year is $7,000,000. The additional investment in fixed assets of Borrower for the fiscal year ended __________, 201_ is ____________. The additional consolidated investment in fixed assets of the Borrower and its Subsidiaries for the fiscal year ended ___________, 201_ [is/is not] greater than or equal to $7,000,000, as set forth in Section 5.2 of the Credit Agreement.
Section 5.11 — Minimum Net Income. (a) The Credit Agreement requires Minimum Net Income for the fiscal quarter ended on the Test Date of at least $_________. As of the Test Date, the Minimum Net Income for such fiscal quarter was $__________, calculated as follows:

A. Net Income for the fiscal quarter:	$

B. federal, local and state income taxes for the fiscal quarter:	$

Minimum Net Income (Item A plus Item B):		$

The Minimum Net Income set forth above [is/is not] more than or equal to the amount set forth in Section 5.11 of the Credit Agreement for the contemplated Test Date.
[(b) The Credit Agreement requires Minimum Net Income for the fiscal year ended on the Test Date of at least $_________. As of the Test Date, the Minimum Net Income for such fiscal year was $__________, calculated as follows:

A. Net Income for the fiscal year:	$

B. federal, local and state income taxes for the fiscal year:	$

Minimum Net Income (Item A plus Item B):		$

The Minimum Net Income set forth above [is/is not] more than or equal to the amount set forth in Section 5.11 of the Credit Agreement for the contemplated Test Date.] [To be included to the extent the Test Date is January 31st of a fiscal year]
Section 5.13 — Maximum Consolidated Leverage Ratio. The Consolidated Leverage Ratio required by the Credit Agreement for the period ended on the Test Date is ___ to 1.00. For the period contemplated for such Test Date, the Consolidated Leverage Ratio was ___ to 1.00, calculated as follows:

A. Total Liabilities as of the Test Date:

(a) total liabilities of Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP as of such date:	$

(b) aggregate outstanding Indebtedness of the Borrower and its subsidiaries that is subordinated to the Obligations under the Credit Agreement as of such date:	$

(c) aggregate amount of reimbursement or other obligations of Borrower and its Subsidiaries in respect of letters of credit outstanding as of such date:	$

(d) aggregate amount of contingent obligations of the Borrower and its Subsidiaries as of such date:	$

Total Liabilities (Item (a) minus Item (b) plus Item (c) plus Item (d)):		$

B. Tangible Net Worth as of the Test Date:		$

(a) consolidated stockholders’ equity of the Borrower and its Subsidiaries determined in accordance with GAAP as of such date:	$

(b) aggregate outstanding Indebtedness of the Borrower and its subsidiaries that is subordinated to the Obligations under the Credit Agreement as of such date:	$

(c) aggregate amount of intangible assets of the Borrower and its Subsidiaries, determined in accordance with GAAP as of such date:	$

(d)      aggregate amount of receivables and Indebtedness owed to the Borrower or any Subsidiary thereof from an Affiliate of the Borrower or its Subsidiaries (other than the Borrower or any Subsidiary thereof) as of such date:
$

Tangible Net Worth (Item (a) plus Item (b) minus Item (c) minus Item (d)):		$

Consolidated Leverage Ratio (Item A divided by Item B):		____ to 1.00
The Consolidated Leverage Ratio set forth above [is/is not] less than or equal to the amount set forth in Section 5.13 of the Credit Agreement for the contemplated period ended on the Test Date.
The undersigned Chief Financial Officer of the Borrower certifies that the calculations made and the information contained herein are derived from the books and records of the Borrower and its Subsidiaries, as applicable, and that each and every matter contained herein correctly reflects those books and records in all material respects [if there has been a change in generally accepted accounting principles: and attached hereto as Schedule 1 is a reconciliation of the financial statements of the Borrower to GAAP].
To the best knowledge of the undersigned no Default or Event of Default has occurred, except for such conditions or events set forth on Schedule 1 attached hereto, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.
Dated: _______________, _____

VIRCO MFG. CORPORATION
By:
Name:
Title: